UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                           HMT Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0004039171
                       ----------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 41 Pages


--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   2   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Ventures III, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)[ ]
                                                                     (b)[ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                          5 SOLE VOTING POWER

                              0 shares
  NUMBER OF               -----------------------------------------------------
   SHARES                 6 SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    14,720,691 shares
    EACH                  ------------------------------------------------------
  REPORTING               7 SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0 shares
                          ------------------------------------------------------
                          8 SHARED DISPOSITIVE POWER

                              14,720,691 shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   3   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Partners III, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   4   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Subordinated Debt Fund, L.P.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   5   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Ventures IV, L.P.

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 PN
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 41 Pages





--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   6   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Partners IV, L.P.

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]

                                                                       (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 PN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   7   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Partners SD, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]

--------------------------------------------------------------------------------
  3     SEC USE ONLY



--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                           -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%
--------------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------
                       *INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 41 Pages



--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   8   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Summit Investors II, L.P.

--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware limited partnership

--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
        NUMBER OF
                                         0 shares
                          ------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ------------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

--------------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


--------------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

--------------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 8 of 41




--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   9   of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Stamps, Woodsum & Co. III

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)
                                                                       (b)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 41 Pages





--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   10   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Stamps, Woodsum & Co. IV
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)  [ ]
                                                                     (b)  [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 Massachusetts general partnership

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 PN
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   11   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 E. Roe Stamps, IV
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 11 of 41




--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   12   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Stephen G. Woodsum
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 41 Pages





--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   13   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Gregory M. Avis

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Page 13 of 41





--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   14   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 John A. Genest

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 41 Pages




--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   15  of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Martin J. Mannion

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 15 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   16   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Ernest K. Jacquet

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [ ]

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 16 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   17   of  41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Bruce R. Evans

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]

                                                                   (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 17 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   18  of   41   Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Thomas S. Roberts

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]

                                                                    (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------------------------- ----- ------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 18 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   19   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Walter G. Kortschak

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         14,720,691 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         14,720,691 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 14,720,691 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 36.4%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 19 of 41 Pages






--------------------------------------------------------------------------------

CUSIP NO.  0004039171              13G                Page   20   of   41  Pages
          ------------                                    -------  --------
--------------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Joseph F. Trustey

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]

                                                                      (b) [ ]
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  3     SEC USE ONLY


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                           5    SOLE VOTING POWER

       NUMBER OF                         0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                         7,688,310 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER
       REPORTING
         PERSON                          0 shares
                          ----- ------------------------------------------------
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         7,688,310 shares
------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 7,688,310 shares

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*[ ]


------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                 19.0%

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
  12    TYPE OF REPORTING PERSON *

                 IN

------- ------------------------------------------------------------------------
------- ------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 20 of 41 Pages






                                                   Schedule 13G


Item 1(a).      Name of Issuer: HMT Technology Corporation

Item 1(b). Address of Issuer's Principal Executive Offices: 1055 Page Avenue, Fremont, CA 94538

Item 2(a). Names of Persons Filing: Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P, Summit Subordinated Debt Fund,
               L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. E. Roe Stamps, IV, Stephen
               G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

               Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures III, L.P., Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Summit Partners III, L.P., Summit Partners IV, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures III, L.P., Summit Partners III, L.P., Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Investors II, L.P., Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey is a United States citizen.


                              Page 21 of 41 Pages



Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).     CUSIP Number:0004039171

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [  ]  Broker or Dealer  registered  under  Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

               (b)  [  ]  Bank as defined in Section 3(a)(6) of the Act.

               (c)  [  ]  Insurance  Company as defined in Section  3(a)(19)  of the Act.

               (d)  [  ]  Investment  Company  registered under Section 8 of the
                          Investment Company Act of 1940.

               (e)  [  ]  Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940.

               (f)  [  ]  Employee  Benefit Plan,  Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

               (g)  [  ]  Parent  Holding  Company,   in  accordance  with  Rule
                          13d-1(b)(ii)(G) of the Act.

               (h)  [  ]  Group, in accordance with Rule  13d-1(b)(1)(ii)(H)  of the Act.

               Not Applicable

Item 4.        Ownership.

               (a)   Amount Beneficially Owned:

                     Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. IV, Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P. and Summit Partners SD, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 14,720,691 shares of Common Stock as of December 31, 1996. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 14,720,691 shares of Common Stock as of December 31, 1996. Messr. Trustey may be deemed to own 7,688,310 shares of Common Stock as of December 31, 1996.



                              Page 22 of 41 Pages



                     As of December 31, 1996, Summit Ventures III, L.P. was the record owner of 6,778,429 shares of Common Stock. As of December 31, 1996, Summit Investors II, L.P. was the record owner of 253,952 shares of Common Stock. As of December 31, 1996, Summit Ventures IV, L.P. was the record owner of 6,778,429 shares of Common Stock. As of December 31, 1996, Summit Subordinated Debt Fund, L.P. was the record owner of 909,881 shares of Common Stock. The shares held of record by Summit Ventures III, L.P., Summit Investors II, L.P., Summit Ventures IV, L.P. and Summit Subordinated Debt Fund, L.P. are referred to herein collectively as the "Record Shares". By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 14,720,691 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts and Kortschak may be deemed to own beneficially 14,720,691 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV, Messr. Trustey may be deemed to own beneficially 7,688,310 shares of Common Stock.

                b)   Percent of Class:

                     Summit Ventures II, L.P.:  36.4%
                     Summit Partners II, L.P.:  36.4%
                     Summit Ventures III, L.P.:  36.4%
                     Summit Partners III, L.P.:  36.4%
                     Summit Subordinated Debt Fund, L.P.:  36.4%
                     Summit Partners SD, L.P.:  36.4%
                     Summit Investors II, L.P.:  36.4%
                     Stamps, Woodsum & Co. III:  36.4%
                     Stamps, Woodsum & Co. IV:  36.4%
                     E. Roe Stamps, IV:  36.4%
                     Stephen G. Woodsum:  36.4%
                     Gregory M. Avis:  36.4%
                     Martin J. Mannion:  36.4%
                     John A. Genest:  36.4%
                     Ernest K. Jacquet:  36.4%
                     Bruce R. Evans:  36.4%
                     Walter G. Kortschak:  36.4%
                     Thomas S. Roberts: 36.4%
                     Joseph F. Trustey:  19.0%

                     The  foregoing  percentages  are  calculated  based  on the
                     40,489,109   shares  of  Common   Stock   reported   to  be
                     outstanding  in a  Quarterly  Report  on


                                 Page 23 of 41




                     Form 10-Q for HMT Technology Corporation for the quarter ended September 30, 1996.

               (c)   Number of shares as to which such person has:

                     (i)   sole power to vote or to direct the vote:

                           0 shares for each reporting person

                     (ii)  shared power to vote or to direct the vote:

                           Summit Ventures III, L.P.:  14,720,691 shares
                           Summit Partners III, L.P.:  14,720,691 shares
                           Summit Ventures IV, L.P.:  14,720,691 shares
                           Summit Partners IV, L.P.: 14,720,691 shares
                           Summit Subordinated Debt Fund, L.P. 14,720,691 shares Summit Partners SD, L.P.: 14,720,691 shares
                           Summit Investors II, L.P.:  14,720,691 shares
                           Stamps, Woodsum & Co. III:  14,720,691 shares
                           Stamps, Woodsum & Co. IV:  14,720,691 shares
                           E. Roe Stamps, IV:  14,720,691 shares
                           Stephen G. Woodsum:  14,720,691 shares
                           Gregory M. Avis:  14,720,691 shares
                           Martin J. Mannion:  14,720,691 shares
                           John A. Genest:  14,720,691 shares
                           Ernest K. Jacquet:  14,720,691 shares
                           Bruce R. Evans:  14,720,691 shares
                           Walter G. Kortschak:  14,720,691 shares
                           Thomas S. Roberts: 14,720,691 shares
                           Joseph F. Trustey: 7,688,310 shares

                   (iii)   sole power to dispose or direct the disposition of:

                           0 shares for each reporting person

                   (iv)    shared power to dispose or direct the disposition of:

                           Summit Ventures III, L.P.:  14,720,691 shares
                           Summit Partners III, L.P.:  14,720,691 shares
                           Summit Ventures IV, L.P.:  14,720,691 shares
                           Summit Partners IV, L.P.: 14,720,691 shares
                           Summit Subordinated Debt Fund, L.P.:14,720,691 shares Summit Partners SD, L.P.: 14,720,691 shares
                           Summit Investors II, L.P.:  14,720,691 shares
                           Stamps, Woodsum & Co. III:  14,720,691 shares
                           Stamps, Woodsum & Co. IV:  14,720,691 shares

                              Page 24 of 41 Pages




                           E. Roe Stamps, IV:  14,720,691 shares
                           Stephen G. Woodsum:  14,720,691 shares
                           Gregory M. Avis:  14,720,691 shares
                           Martin J. Mannion:  14,720,691 shares
                           John A. Genest:  14,720,691 shares
                           Ernest K. Jacquet:  14,720,691 shares
                           Bruce R. Evans:  14,720,691 shares
                           Walter G. Kortschak:  14,720,691 shares
                           Thomas S. Roberts: 14,720,691 shares
                           Joseph F. Trustey:  7,688,310 shares

               Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of HMT Technology Corporation, except in the case of Summit Ventures IV, L.P., for the 6,778,429 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 909,881 shares which it holds of record, in the case of Summit Investors II, L.P., for the 253,952 shares which it holds of record, and in the case of Summit Ventures III, L.P., for the 6,778,429 shares which it holds of record.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  which
               Acquired the Security Being Reported on By the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not  Applicable.   The  reporting  persons   expressly   disclaim
               membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 25 of 41 Pages






                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 14, 1997

SUMMIT VENTURES IV, L.P.                         SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                   By: /s/ John A. Genest
                                                    ----------------------------
                                                       General Partner
By:   Stamps, Woodsum & Co. IV
                                                 SUMMIT PARTNERS IV, L.P.
      By:        *
         -----------------------
              E. Roe Stamps, IV                  By:   Stamps, Woodsum & Co. IV
              General Partner
                                                       By:            *
                                                          ----------------------
SUMMIT VENTURES III, L.P.                                      E. Roe Stamps, IV
                                                               General Partner
By:   Summit Partners III, L.P.
                                                 SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                                 By:   Stamps, Woodsum & Co. III
      By:            *
         -----------------------
              E. Roe Stamps, IV                        By:            *
              General Partner                             ----------------------
                                                               E. Roe Stamps, IV
                                                               General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                 SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                 By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                       By:            *
      By:           *                                     ----------------------
         -----------------------                               E. Roe Stamps, IV
              E. Roe Stamps, IV                                General Partner
              General Partner



                              Page 26 of 41 Pages





STAMPS, WOODSUM & CO. IV                         STAMPS, WOODSUM & CO. III

By:                  *                           By:           *
      ------------------------                      ----------------------------
      E. Roe Stamps, IV                                E. Roe Stamps, IV
      General Partner                                  General Partner

                     *                                         *
------------------------------                   -------------------------------
E. Roe Stamps, IV                                Martin J. Mannion

                     *                            /s/ John A. Genest
------------------------------                   -------------------------------
Stephen G. Woodsum                               John A. Genest

                     *                                         *
------------------------------                   -------------------------------
Gregory M. Avis                                  Ernest K. Jacquet

                     *                                         *
------------------------------                   -------------------------------
Joseph F. Trustey                                Bruce R. Evans

                                                               *
                                                 -------------------------------
                                                 Walter G. Kortschak


                                                               *
                                                 ------------------------------
                                                 Thomas S. Roberts


                                                 *By: /s/ John A. Genest
                                                     ---------------------------
                                                       John A. Genest,
                                                       Attorney-in-fact



--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.

                              Page 27 of 41 Pages




                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of HMT Technology Corporation.

      This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

      EXECUTED this 14th day of February, 1997.

SUMMIT VENTURES IV, L.P.                       SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                 By: /s/ John A. Genest
                                                  ---------------------------
                                                     General Partner
By:   Stamps, Woodsum & Co. IV
                                               SUMMIT PARTNERS IV, L.P.
      By:           *
         ------------------------
              E. Roe Stamps, IV                By:   Stamps, Woodsum & Co. IV
              General Partner
                                                     By:          *
                                                         -----------------------
SUMMIT VENTURES III, L.P.                                    E. Roe Stamps, IV
                                                             General Partner
By:   Summit Partners III, L.P.
                                               SUMMIT PARTNERS III, L.P.
By:   Stamps, Woodsum & Co. III
                                               By :  Stamps, Woodsum & Co. III
      By:                  *
          -----------------------
              E. Roe Stamps, IV                      By:                  *
              General Partner                            -----------------------
                                                             E. Roe Stamps, IV
                                                             General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                               SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                               By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                     By:            *
      By:                   *                            -----------------------
         ------------------------                            E. Roe Stamps, IV
              E. Roe Stamps, IV                              General Partner
              General Partner

                              Page 28 of 41 Pages






STAMPS, WOODSUM & CO. III                                          *
                                               -------------------------------
                                               E. Roe Stamps, IV

By:                 *                                              *
   ---------------------------                 -------------------------------
         E. Roe Stamps, IV                     Stephen G. Woodsum
         General Partner
                                                                   *
                                               -------------------------------
                                               Gregory M. Avis
STAMPS, WOODSUM & CO. IV
                                                                   *
                                               -------------------------------
By:                 *                          Martin J. Mannion
   ---------------------------
    E. Roe Stamps, IV
      General Partner                          /s/ John A. Genest
                                               -------------------------------
                                               John A. Genest

                                                                   *
                                               -------------------------------
                                               Ernest K. Jacquet

                                                                   *
                                               -------------------------------
                                               Bruce R. Evans

                                                                   *
                                               -------------------------------
                                               Walter G. Kortschak

                                                                   *
                                               -------------------------------
                                               Thomas S. Roberts

                                                                   *
                                               -------------------------------
                                               Joseph F. Trustey



                               Page 29 of 41 Pages



                                               *By: /s/ John A. Genest
                                                   --------------------------
                                                     John A. Genest,
                                                     Attorney-in-fact


--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                               Page 30 of 41 Pages



                                                                       Exhibit 2
                                                                       ---------

                                 POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum &
Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ E. Roe Stamps, IV
                                             -----------------------------------
                                             E. Roe Stamps, IV

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this  10th day of  February,  1997,  before  me  personally  came E. Roe
Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Stephen G. Woodsum
                                             -----------------------------------
                                             Stephen G. Woodsum

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Martin J. Mannion
                                             -----------------------------------
                                             Martin J. Mannion

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ John A. Genest
                                             -----------------------------------
                                             John A. Genest

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Gregory M. Avis
                                             -----------------------------------
                                             Gregory M. Avis

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Ernest K. Jacquet
                                             -----------------------------------
                                             Ernest K. Jacquet

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Ernest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Thomas S. Roberts
                                             -----------------------------------
                                             Thomas S. Roberts

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Bruce R. Evans
                                             -----------------------------------
                                             Bruce R. Evans

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 3rd day of February, 1997.

                                             /s/ Walter G. Kortschak
                                             -----------------------------------
                                             Walter G. Kortschak

    State of California             )
                                    ) ss:
    County of Santa Clara           )



     On this 3rd day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Katherine C. Ely
                                               ---------------------------------
                                               Notary Public

                                               May 28, 2000
                                               ---------------------------------
                                               My Comission expires:

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.

                                             /s/ Joseph F. Trustey
                                             -----------------------------------
                                             Joseph F. Trustey

    Commonwealth of Massachusetts   )
                                    ) ss:
    County of Suffolk               )



     On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

    [Notary Seal]
                                               /s/ Cynthia R. Freedman
                                               ---------------------------------
                                               Notary Public

                                               October 20, 2000
                                               ---------------------------------
                                               My Comission expires: